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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2005

CEA ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50531	20-0308891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Kennedy Boulevard, Suite 3300, Tampa, Florida	33602
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (813) 226-8844

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 22, 2005, CEA Acquisition Corporation (‘‘CEA’’) entered into an Agreement and Plan of Merger (‘‘Merger Agreement’’) with etrials Worldwide, Inc. (‘‘etrials’’) and certain stockholders of etrials. A wholly owned subsidiary of CEA, formed to effectuate the merger by merging with and into etrials, is also a party to the Merger Agreement. As a result of the merger, etrials will be the surviving corporation and will be a wholly owned subsidiary of CEA. The Merger Agreement was amended on October 31, 2005 to provide that certain shares of CEA common stock that will be issued to the security holders of etrials as a result of the merger will be placed in escrow and released to such security holders only if certain conditions relating to the price of the CEA common stock are satisfied within a prescribed period. The Merger Agreement was further amended on December 5, 2005, to provide that the shares of CEA common stock that will be issued to the securities holders of etrials as a result of the merger will not be sold during the 180-day period following the consummation of the merger and also to change the date ‘‘February 11, 2006’’ appearing in Section 5.15 thereof to ‘‘February 18, 2005.’’

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

10.12	Amendment No. 2, dated December 5, 2005, to Agreement and Plan of Merger, dated as of August 22, 2005, by and among CEA Acquisition Corporation, etrials Acquisition, Inc., etrials Worldwide, Inc. and Certain Stockholders of etrials Worldwide, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2005	CEA ACQUISITION CORPORATION

By:	s/ Robert Moreyra Robert Moreyra Executive Vice President CEA Acquisition Corporation